First Federal 8-K

Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE Contact: Patrick G. O’Brien Telephone: (724) 684-6800

FedFirst Financial Corporation
Announces Third Quarter 2009 Results

MONESSEN, PA— October 30, 2009 - FedFirst Financial Corporation (NASDAQ Capital: FFCO; the “Company”), the parent company of First Federal Savings Bank, today announced net income of $105,000 for the three months ended September 30, 2009 compared to $66,000 for the three months ended September 30, 2008. Basic and diluted earnings per share were $0.02 for the three months ended September 30, 2009 compared to $0.01 for the three months ended September 30, 2008.

Year-to-date, the Company reported net income of $472,000 compared to $399,000 for the same period in the prior year.  Basic and diluted earnings per share were $0.08 for the nine months ended September 30, 2009 compared to $0.07 for the nine months ended September 30, 2008.

Mr. O’Brien, President and Chief Executive Officer of the Company, stated, “We are encouraged that our plan of driving core banking business through First Federal Savings Bank and growing noninterest income through our insurance agency, Exchange Underwriters, has continued to show positive results in the midst of the economic challenges of 2009.  Net income is up 18% for the first nine months of 2009 compared to 2008.  It is important to note that in the current year we absorbed increased FDIC insurance premiums of $459,000 compared to $20,000 during the same period of 2008.  The drivers of this progress include:

•	An improving net interest margin of 2.97% in the current quarter compared to 2.66% for the same quarter last year.
•	A 9% increase in lower cost deposits and 10% reduction in higher cost borrowings year-to-date.
•	A 13% increase in noninterest income year-to-date comparing 2009 to 2008.”

Third Quarter Results

Net interest income for the three months ended September 30, 2009 increased $233,000 to $2.4 million compared to $2.2 million for the three months ended September 30, 2008. Interest rate spread and net interest margin were 2.64% and 2.97%, respectively, for the three months ended September 30, 2009 compared to 2.23% and 2.66%, respectively, for the three months ended September 30, 2008. The improvement in interest rate spread and net interest margin is primarily attributable to lower costs on deposits coupled with growth in the loan portfolio and a reduction in borrowings.

Noninterest income increased $124,000 to $706,000 for the three months ended September 30, 2009 compared to $582,000 for the three months ended September 30, 2008. The increase is primarily attributable to an increase in insurance commissions due in part to the acquisition of Allsurance Insurance Agency in March 2009.

Noninterest expense increased $277,000 for the three months ended September 30, 2009 compared to the three months ended September 30, 2008, primarily due to an increase in FDIC insurance premiums as a result of a change in the assessment calculation. In addition, compensation and employee benefits expense increased $98,000 primarily related to the Allsurance Insurance Agency acquisition in March 2009 and the hiring of additional commercial lending personnel in the fourth quarter of the prior year.

Year-to-Date Results

Net interest income for the nine months ended September 30, 2009 increased $840,000 to $6.9 million compared to $6.1 million for the nine months ended September 30, 2008. Interest rate spread and net interest margin were 2.51% and 2.84%, respectively, for the nine months ended September 30, 2009 compared to 2.11% and 2.57% for the nine months ended September 30, 2008. The improvement in interest rate spread and net interest margin is primarily attributed to growth in the loan portfolio coupled with lower costs on deposits.

The provision for loan losses was $690,000 for the nine months ended September 30, 2009 compared to $539,000 for the nine months ended September 30, 2008. The increase in the provision is primarily related to growth and composition of the loan portfolio, predominantly in commercial real estate and business, one-to-four family residential, and home equity loans. In addition, although charge-offs declined to $157,000 for the nine months ended September 30, 2009 compared to $350,000 for the nine months ended September 30, 2008, the provision increased to account for potential losses of loans currently in nonaccrual and current conditions in the housing and credit markets.  Total nonaccrual loans increased to $1.5 million at September 30, 2009 compared to $858,000 at September 30, 2008. The increase in nonaccrual loans over the prior year is primarily related to two multi-family properties in our purchased secondary market portfolio.

Noninterest income increased $290,000 to $2.5 million for the nine months ended September 30, 2009 compared to $2.2 million for the nine months ended September 30, 2008. The increase was primarily attributable to an increase of $292,000 in insurance commissions as previously noted.

Noninterest expense increased $896,000 for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008 primarily due to an increase in FDIC insurance premiums. In the current period, the FDIC imposed an industry-wide special five basis point assessment to cover losses in the Deposit Insurance Fund. The Company paid $155,000 for its portion of the special assessment.  Increased premiums were also the result of a change in the assessment calculation and the Company’s depletion of credits that were available to offset premiums. In addition, compensation and employee benefits expense increased $246,000 as noted above.

Balance Sheet Review

Total assets at September 30, 2009 were $353.6 million, an increase of $3.9 million from total assets of $349.8 million at December 31, 2008. The increase in total assets was due to $10.8 million of loan growth, primarily in commercial real estate, one-to-four family and home equity loans partially offset by sales and paydowns of securities. In addition, in the first nine months of 2009, deposits grew $15.7 million while borrowings decreased $13.6 million.

In the second quarter of 2009, the Company adopted Financial Accounting Standards Board Accounting Standard Codification (“ASC”) 320-10-35-33A through 35A, Recognition and Presentation of Other-Than-Temporary Impairment (“OTTI”). This ASC requires the reclassification of noncredit-related OTTI recognized in earnings prior to January 1, 2009 from retained earnings to accumulated other comprehensive loss (“OCL”) as a cumulative effect adjustment. During 2008, the Company recognized $4.8 million of OTTI charges for private label mortgage backed securities. Upon adoption of ASC 320-10-35-33A through 35A, the Company determined that $3.1 million of the OTTI charges were credit related and $1.7 million of the OTTI charges were non-credit related. We do not expect to sell these securities and it is more likely than not that we will not be required to sell the securities before recovery of their amortized cost basis. Therefore, as a result of adopting ASC 320-10-35-33A through 35A, a $1.1 million increase to retained earnings (net of $584,000 of taxes) and a corresponding increase to accumulated OCL were recorded as the cumulative effect adjustment for the noncredit-related portion of OTTI losses previously recognized in earnings.

FedFirst Financial Corporation is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.  Financial highlights of the Company are attached.

* * * * *
Statements contained in this news release that are not historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and such forward-looking statements are subject to significant risks and uncertainties.  The Company intends such forward-looking statements to be covered by the safe harbor provisions contained in the Act.  The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Factors which could have a material adverse effect on the operations and future prospects of the Company and its subsidiaries include, but are not limited to, changes in market interest rates, general economic conditions, changes in federal and state regulation, actions by our competitors, loan delinquency rates and our ability to control costs and expenses and other factors that may be described in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

FEDFIRST FINANCIAL CORPORATION
SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)	September 30,	December 31,
	2009	2008
Selected Financial Condition Data:
Total assets	$353,623	$349,761
Cash and cash equivalents	6,263	7,847
Securities available-for-sale	81,943	85,433
Loans receivable, net	241,001	230,184
Deposits	188,454	172,804
Borrowings	118,773	132,410
Equity	41,972	39,424

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Selected Operations Data:
Total interest income	$4,509	$4,602	$13,563	$13,263
Total interest expense	2,096	2,422	6,664	7,204
Net interest income	2,413	2,180	6,899	6,059
Provision for loan losses	300	260	690	539
Net interest income after provision for loan losses	2,113	1,920	6,209	5,520
Noninterest income	706	582	2,506	2,216
Noninterest expense	2,657	2,380	7,866	6,970
Income before income tax expense and noncontrolling interest in
net income of consolidated subsidiary	162	122	849	766
Income tax expense	57	51	320	306
Net income before noncontrolling interest in net income of
consolidated subsidiary	105	71	529	460
Noncontrolling interest in net income of consolidated subsidiary	-	5	57	61
Net income of FedFirst Financial Corporation	$105	$66	$472	$399

Earnings per share - basic and diluted	$0.02	$0.01	$0.08	$0.07
Weighted average shares outstanding - basic and diluted	6,103,999	5,905,927	6,078,456	5,968,648

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Selected Financial Ratios(1):
Return on average assets	0.12%	0.08%	0.18%	0.16%
Return on average equity	1.02	0.65	1.55	1.26
Average interest-earning assets to average interest-bearing liabilities	112.70	114.73	112.07	114.99
Average equity to average assets	11.75	11.81	11.62	12.70
Interest rate spread	2.64	2.23	2.51	2.11
Net interest margin	2.97	2.66	2.84	2.57

	Period Ended
	September 30,	December 31,
	2009	2008
Allowance for loan losses to total loans	0.95%	0.76%
Allowance for loan losses to nonperforming loans	154.11	283.96
Nonperforming loans to total loans	0.62	0.27
Book value per share	$6.63	$6.21

(1) Three and nine months ended ratios are calculated on an annualized basis.

Note:
Certain items previously reported may have been reclassified to conform with the current reporting period’s format.